UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 11, 2015

CHEVIOT FINANCIAL CORP.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-35399	90-0789920
(State or Other Jurisdiction) of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3723 Glenmore Avenue, Cheviot, Ohio	45211
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (513) 661-0457

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 11, 2015, Cheviot Savings Bank (the “Bank”), a wholly owned subsidiary of Cheviot Financial Corp., entered into an agreement (the “Agreement”) with Mark Reitzes, President and Chief Executive Officer, through which Mr. Reitzes will serve as President and Chief Executive Officer on an interim basis.

The Agreement provides that the Bank will pay Mr. Reitzes an annual salary of $250,000 and that he is eligible for a grant of 4,054 restricted stock awards which will vest 20% per year.  In the event of a change in control of the Bank followed thereafter by either Mr. Reitzes’ termination or his resignation as a result of a material alteration of his job title or responsibilities, Mr. Reitzes will receive a cash payment equal to two times his base salary and the restricted stock awards will vest in full.

The Agreement is filed herewith as Exhibit 10.1 and the foregoing description of the Agreement does not purport to be complete and it is qualified in its entirety by reference to the copy of the form of such agreement that is included as Exhibit 10.1 to this Current Report and incorporated by reference into this Item 5.02.

Item 9.01.             Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

10.1	Agreement between Cheviot Savings Bank and Mark Reitzes dated February 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CHEVIOT FINANCIAL CORP.

DATE: February 17, 2015	By: /s/ Scott T. Smith
Scott T. Smith
Chief Financial Officer